Exhibit (h)(vii)

First Amendment to the ISDA Master Agreement between the Trust and Clear Street LLC, dated March 19, 2026

Filed herewith.

FIRST AMENDMENT TO THE ISDA MASTER AGREEMENT

This First Amendment (this “Amendment”) to the ISDA 2002 Master Agreement dated November 17, 2025, by and between Clear Street LLC (“Clear Street”) and Each Entity listed on Appendix A of the Schedule to the ISDA Master Agreement acting through Corgi Strategies LLC, as agent and not in its individual capacity (attached thereto) (each a “Party B”), severally but not jointly (such agreement, as amended, restated, supplemented or otherwise modified to date, the “Agreement”), is effective as of March 19, 2026 (the “Effective Date”).

WHEREAS, Clear Street and Party B wish to amend the Agreement as described herein and restate all prior amendments to the Master Agreement (other than terms set forth in Confirmations of Transactions thereunder unless explicitly provided below);

NOW THEREFORE, the parties hereto, intending to be bound legally, hereby agree as follows, effective as of the Effective Date: 1. Amendment of Credit Support Annex: The Credit Support Annex to the Agreement (the “CSA”) is amended as follows:

(a) Paragraph 13(b)(iv)(B) “Minimum Transfer Amount” is amended and restated with the following new “Minimum Transfer Amount”:

“Minimum Transfer Amount” means with respect to Party A: $[***] and with respect to Party B, as indicated in Appendix A to the Schedule to the ISDA Master Agreement respectively under the column labelled “MTA” as may be amended, restated, supplemented, or otherwise modified from time to time, provided, however, that if an Event of Default, Potential Event of Default, or Additional Termination Event (where all Transactions are Affected Transactions) with respect to a Party has occurred and is continuing, the Minimum Transfer Amount with respect to such party shall be zero. 2. Representations. Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment. 3. Miscellaneous. (a) Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement. (b) Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto. This Amendment supersedes and replaces in its entirety all previous amendments to the Agreement (other than terms set forth in Confirmations of Transactions thereunder unless explicitly provided otherwise herein). (c) Agreement Continuation. All terms and provisions of the Agreement not expressly amended hereby, either expressly or by necessary implication, shall remain in full force and effect. In the event of any conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, and all such counterparts taken together will constitute one and the same agreement. Counterparts may be executed in either original or electronic form in conformity with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign), which shall be accepted as if they were original execution signatures. The parties further agree that an electronic signature on any contract, certificate or other document delivered to the other party shall constitute a true and original signature of the party delivering the electronic signature. Upon execution and delivery of this document, the CSA shall be modified and amended in accordance with the terms herein and shall continue in full force and effect. (e) Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment. (f) Governing Law. This Amendment and, to the fullest extent permitted by applicable law, all matters arising out of or relating in any way to this Agreement will be governed by and construed in accordance with the laws of the state of New York.

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the date specified on the first page of this Amendment.

CLEAR STREET LLC

By: /s/ Charles Dietz

Name: Charles Dietz

Title: Managing Director

Date: March 28, 2026

Each Entity listed on Appendix A of the Schedule to the ISDA Master Agreement acting through Corgi Strategies LLC, as agent and not in its individual capacity, severally but not jointly

By: /s/ Emily Yuan

Name: Emily Yuan

Title: COO

Date: March 27, 2026

[SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE ISDA MASTER AGREEMENT DATED EFFECTIVE MARCH 19, 2026]

Appendix A

Legal Name Trust Payee Tax Representations

Part 2(b)(ii)(1) Payee Tax Representations

Part 2(b)(ii)(2) MTA Corgi ETF Trust I Founder-Led ETF Party B is an Exchange Traded Fund and series of a statutory trust organized and existing under the laws of the State of Delaware. It is a “U.S. person” (as that term is used in section 1.1441- 4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes. $10,000.00 Corgi ETF Trust I Founder-Led 2x Daily ETF Party B is an Exchange Traded Fund and series of a statutory trust organized and existing under the laws of the State of Delaware. It is a “U.S. person” (as that term is used in section 1.1441- 4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes. $10,000.00